Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release on July 25, 2006 at 4:15 p.m. EST

Media Contact: Sharon Cooper

973-948-1324, sharon.cooper@selective.com

Investor Contact: Jennifer DiBerardino

973-948-1364, jennifer.diberardino@selective.com

Selective Insurance Group Reports

Second Quarter 2006 Earnings

Net income up 31%

Net premiums written up 7%

After-tax investment income up 15%

Branchville, NJ – July 25, 2006 - Selective Insurance Group, Inc. (NASDAQ: SIGI), today reported its financial results for the second quarter ended June 30, 2006.

Compared to the second quarter of 2005:

-	Net income increased 31%, to $42 million, or $1.36 per diluted share, reflecting after-tax net capital gains of $9.4 million, up from $0.4 million;
-	Operating income[i] increased 6% to $32.6 million, or $1.06 per diluted share;
-	Combined ratios of: GAAP 96.5%, from 96.0%; Statutory 95.6%, from 94.9%;
-	Weather-related catastrophe losses of $5.0 million pre-tax, from $0.8 million pre-tax;
-	Investment income up 15%, after-tax, to $29.1 million;
-	Net premiums written (NPW) increased 7% to $395.6 million:
-	Commercial lines NPW increased 7% to $340.7 million;
-	Personal lines NPW increased 5% to $54.9 million; and
-	Total revenue up 11% to $455.5 million.

Gregory E. Murphy, Chairman, President and CEO of Selective Insurance Group, Inc., stated: “Selective achieved another quarter of strong results and profitable growth. We exceeded A.M. Best’s premium growth estimates for the industry and continued to record solid retention – a result of excellent agency relationships, our highly effective use of technology, and a consistent ability to successfully execute on our strategies. These drivers of success allow us to focus on setting aggressive business goals with our agents and pursue new agency appointments in underserved areas, while using enhanced business analytics to more precisely target profitable growth opportunities. All of these factors are critical to attract and retain the best accounts in a more competitive market, as we remain focused on managing the critical balance between adequate pricing and retention.

“Our Commercial Lines operation grew a solid 7% during the quarter, including $71 million in new business; retention increased slightly; and renewal price increases, including exposure, were up 2.2%. We continue to see steady growth in small and mid-sized accounts given increased, but more moderate competition at this level, and the powerful combination of Selective’s “high-tech, high-touch” business approach. There is greater competitive pressure for accounts with over $250,000 in premium; however our pricing remains disciplined and our overall commercial business remains profitable with a statutory combined ratio of 95.4% for the quarter, and 93.6% year-to-date.

“After-tax investment income on Selective’s $3.2 billion investment portfolio was up 15% to $29.1 million for the quarter. This double-digit increase was driven, in part, by higher bond income and short-term interest income. The Diversified Insurance Services segment also performed well, contributing $0.09 in earnings per diluted share for the quarter.”

Murphy added: “As part of Selective’s ongoing capital management, we negotiated an early exchange of 50% of our convertible bonds during the quarter at a total pre-tax cost of $2.1 million, or $0.04 per share, after-tax. Additionally, during the quarter we repurchased approximately 422,000 shares under our stock repurchase program for $22.6 million, at an average price per share of $53.66. These actions provide greater flexibility in our capital structure as we strive to maximize shareholder returns.

“Earlier today, Standard & Poor’s (S&P) raised its financial strength rating of Selective Insurance Group, Inc., and our insurance company affiliates, to ‘A+’, from ‘A’, citing Selective’s “solid position as a regional insurer...strong operating performance, strong operating company capitalization, and good financial flexibility.” In April, A.M. Best reaffirmed Selective’s ‘A+’ financial strength rating for the 45th consecutive year.”

For the six months ended June 30, 2006, Selective’s net income was $82.0 million, or $2.64 per diluted share. Operating income1 was $67.8 million, or $2.19 per diluted share. For the comparable period last year, Selective reported net income of $68.2 million, or $2.17 per diluted share, and operating income of $62.6 million, or $2.00 per diluted share. Selective’s GAAP combined ratio was 95.4% for the first six months of 2006, compared to 95.6% for the six-month period ended June 30, 2005. For the same period, the statutory combined ratio was 94.3% in 2006, compared to 94.2% in 2005. Catastrophe losses for the first six months of 2006 were $8.2 million, pre-tax, compared to $1.2 million, pre-tax, for the comparable period in 2005.

At June 30, 2006, Selective’s consolidated assets reached $4.5 billion; stockholders’ equity was $1.0 billion; and book value per share was up 4% to $34.41, compared to second quarter 2005. The Board of Directors declared a $0.22 per share quarterly cash dividend on Selective’s common stock, payable on Sept. 1, 2006, to stockholders of record as of Aug. 15, 2006.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors page of Selective’s public website at www.selective.com. Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. EST, on July 26, 2006, www.selective.com. The webcast will be available for rebroadcast until the close of business on Aug. 25, 2006.

Selective Insurance Group, Inc. is a holding company for six property and casualty insurance companies rated “A+” (Superior) by A.M. Best. The insurance companies offer primary and alternative market insurance, through independent agents, for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Other subsidiaries of the company provide claims, human resources and risk management services. Selective maintains a website at www.selective.com.

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective’s future operations and performance. Such statements are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. These forward-looking statements are often identified by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue,” or other comparable terminology and their negatives. Selective and its management assume no obligation to update these forward-looking statements due to changes in underlying factors, new information, future developments or otherwise.

Selective and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in Selective’s future performance. Factors that could cause Selective’s actual results to differ materially from those indicated by such forward-looking statements, include, among other things, those discussed or identified from time to time in our public filings with the United States Securities and Exchange Commission (SEC) and those associated with:

•	the frequency and severity of catastrophic events, including hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fires, explosions and terrorism;
•	adverse economic, market, regulatory, legal or judicial conditions;
•	the concentration of our business in a number of East Coast and Midwestern states;
•	the adequacy of our loss reserves and loss expense reserves;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•

changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, S&P, Moody’s and Fitch;
•	fluctuations in interest rates and the performance of the financial markets which may affect our investment income;
•	our entry into new markets and businesses; and
•	other risks and uncertainties we identify in filings with the SEC, including, but not limited to, our Annual Report on Form 10-K.

Selective’s SEC filings can be accessed through the Investors and Corporate Governance sections of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures
(in thousands, except per share data)
3 months ended June 30:	2006	2005
Net premiums written	$395,621	369,621
Net premiums earned	374,755	350,452
Net investment income	37,390	32,747
Diversified insurance services revenue	27,550	24,481
Total revenues	455,461	409,143

Operating income	32,580	30,603
Capital gain, net of tax	9,416	364
Income from discontinued operations, net of tax	-	1,111
Net income	$41,996	32,078

Statutory combined ratio	95.6%	94.9%
GAAP combined ratio	96.5%	96.0%

Operating income per diluted share	$1.06	0.98
Net income per diluted share	1.36	1.02
Weighted average diluted shares	31,237	32,172
Book value per share	$34.41	33.20

6 months ended June 30:	2006	2005
Net premiums written	$827,610	766,399
Net premiums earned	744,912	693,192
Net investment income	73,392	65,109
Diversified insurance services revenue	54,827	47,966
Total revenues	898,127	813,182

Operating income	67,770	62,624
Capital gain, net of tax	14,205	3,352
Income from discontinued operations, net of tax	-	1,708
Cumulative effect of change in accounting principle, net of tax	-	495
Net income	$81,975	68,179

Statutory combined ratio	94.3%	94.2%
GAAP combined ratio	95.4%	95.6%

Operating income per diluted share	$2.19	2.00
Net income per diluted share	2.64	2.17
Weighted average diluted shares	31,593	32,225
Book value per share	$34.41	33.20

*All amounts included in this release exclude inter-company transactions.

i Operating income differs from net income by the exclusion of realized gains or losses on investment sales, the results of discontinued operations, and the cumulative effect of change in accounting principle. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends; however, it is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

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